Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

FEDERAL APPEALS COURT RULES IN CARDIUM’S FAVOR OVER

BOSTON SCIENTIFIC AND ARCH DEVELOPMENT

ON PATENTS FOR THE TREATMENT OF HEART DISEASE

SAN DIEGO, CA – May 11, 2006 – Cardium Therapeutics, Inc. (OTCBB: CDTP) announced that the U.S. Court of Appeals for the Federal Circuit, which oversees appeals in all patent-related matters in the United States, has ruled in Cardium’s favor in a case involving Arch Development Corporation and Arch’s licensee, Boston Scientific Corporation. The appeal was brought by Arch and Boston Scientific after the Board of Patent Appeals and Interferences had ruled against them with respect to a series of patents and patent applications related to angiogenic treatments for coronary heart disease, including myocardial ischemia and angina.

“The completion of these important reviews of our intellectual property position, and consistent decisions in our favor, serves to underscore the value of our patent portfolio, which we believe reflects a best-in-class approach to the treatment of coronary heart disease,” said Dr. Tyler M. Dylan, Chief Business Officer and General Counsel of Cardium Therapeutics. “Having the U.S. Court of Appeals for the Federal Circuit grant a unanimous summary affirmance further confirms our belief in the strength of our position vis-à-vis third parties that have attempted to develop or acquire competing IP rights.”

About the Patents and Patent Proceedings

Cardium Therapeutics is the exclusive licensee of a number of patents and patent applications of Dr. H. Kirk Hammond and colleagues at the University of California (UC), which are generally directed to the intracoronary administration of adenovectors comprising angiogenic genes for the treatment of coronary heart disease and related conditions such as myocardial ischemia and angina. Angina, which is frequently experienced as chest pain, can severely limit patients’ daily activities and is a disorder that affects millions of adults worldwide.

In the United States and in Europe, Arch Development Corporation (an affiliate of the University of Chicago) and its licensee Boston Scientific pursued patent claims similar to those licensed to Cardium based on a patent application of Dr. Jeffrey Leiden et al. Following reviews by examiners and administrative patent judges, the claims being pursued by Arch and Boston Scientific were declared unpatentable in Europe and in the United States. Arch and Boston Scientific subsequently appealed from both decisions against them.

In Europe, as reported on March 29, 2006, a review was conducted by the Technical Board of Appeal of the European Patent Office at the request of Arch and Boston Scientific. That review resulted in a decision to dismiss their appeal and to revoke their corresponding European patent grant.

In the U.S., Arch and Boston Scientific had used related patent applications by Leiden et al. that were not yet issued to “copy” claims from three U.S. patents granted to the University of California, which are exclusively licensed to Cardium. An interference proceeding to determine priority of inventorship was then initiated by the U.S. Patent and Trademark Office. Following submissions of evidence from both sides and a review conducted by the U.S. Board of Patent Appeals and Interferences (BPAI), a panel of

Administrative Patent Judges reached a decision on preliminary motions ordering (i) that the Leiden applicants be denied the benefit of their priority applications, (ii) that the interference be re-declared to reflect Hammond’s status as the “senior” or earlier party, and (iii) that Hammond be granted a motion that the Leiden claims are unpatentable over the prior art, including the Hammond applications. The BPAI then issued an Order to Show Cause, directing the Leiden applicants to demonstrate how they could prevail on the issue of priority of invention over Hammond. Following Leiden’s response, the BPAI entered a final judgment against the Leiden applicants ordering that the interference count (representing the claims in dispute) be awarded to Hammond, and that the Leiden applicants be held not entitled to any patent containing claims corresponding to those in the interference.

Arch and Boston Scientific subsequently appealed from the decision against them to the U.S. Court of Appeals for the Federal Circuit, which is generally responsible for all appeals in patent-related matters in the United States. Following briefing by both sides and oral arguments, which were held on May 4, 2006, the Federal Circuit has now issued a unanimous decision affirming the prior ruling in Cardium’s favor that was reached by the BPAI.

The Federal Circuit Court of Appeals also elected to issue its affirmance without further written opinion pursuant to Federal Circuit Rule 36, which as described in the Court’s accompanying notes is generally used only when the losing party “has utterly failed to raise any issues in the appeal that require an opinion to be written in support of the court’s judgment of affirmance.” In connection with the judgment, the Court’s costs are to be borne by the losing party appellant. As further reflected in the Court’s accompanying notes, petitions for rehearing are rarely granted by the Federal Circuit, and are normally not considered appropriate following a Rule 36 summary affirmance by the Court. In addition, while the losing party remains free to petition to the U.S. Supreme Court for a writ of certiorari, the Federal Circuit points out that there is no automatic right to such an appeal from the judgments of the Federal Circuit.

Additional information and case files regarding the U.S. interference proceedings and appeal are currently available from the U.S. Patent and Trademark Office with reference to patent files 5,792,453, 6,100,242 or 6,174,871, which are assigned to the Regents of the University of California and exclusively licensed to Cardium Therapeutics; and from the BPAI and U.S. Court of Appeals for the Federal Circuit in connection with the case of Leiden v. Hammond (Interference No. 105,217, Fed. Circuit Docket 06-1023). Additional information and case files regarding the European Opposition Proceedings are currently available from the Boards of Appeal of the European Patent Office with reference to Arch Development Corporation patent file 0 668 913.

About Cardium’s Clinical Development Program

Cardium’s approach to the treatment of heart disease (which is claimed in the above-referenced UC patents and patent applications) uses a standard cardiac catheter to gradually infuse an angiogenic adenovector into the coronary circulation. The intracoronary route of delivery is not only readily accessible from outside of the heart but it directly supplies the underlying heart muscle as well as the coronary endothelium, to which adenovectors can bind and from which blood vessels grow in the process of angiogenesis. Cardiac infusion catheters and the intracoronary delivery route are also beneficial because they are routinely used by cardiologists for performing standard diagnostic procedures such as angiography.

Adenovectors are the most widely-studied DNA delivery vehicles in human clinical trials; and, in the context of heart disease, angiogenic adenovectors are believed to be particularly useful as biologics in that they do not integrate into the human genome but can bind to and remain in the heart for a sufficient period of time to promote the development of new blood vessels. Adenovectors are also considered to be significantly more efficient than naked plasmid DNA for gene transfer; and naturally-occurring biological receptors for adenovectors are believed to facilitate its binding to a broad area of heart muscle supplied by the infused coronary circulation. Employing this readily-accessible coronary delivery route to the myocardium avoids the need for any mechanical devices or approaches that require entry into the heart chambers or piercing of the surrounding heart muscle, or that result in delivery and gene expression concentrated along needle tracks in the injected myocardium.

Cardium’s licensed patent claims are applicable to multiple angiogenic DNAs including VEGFs, FGFs and other DNA sequences capable of promoting angiogenesis. Of these, the FGF-4 angiogenic DNA employed in Cardium’s Generx™ product candidate (which is separately licensed to Cardium by New York University), was selected as being advantageous for promoting blood vessel growth in the heart. In particular, FGFs are believed to activate a number of downstream angiogenic factors, including VEGFs and related proteins that can contribute to the process of forming stable blood vessel growth in ischemic areas of need such as oxygen-deprived tissue downstream of narrow or blocked coronary arteries and/or smaller blood vessels located within the heart muscle.

While angioplasty and stenting as well as coronary artery bypass graft (CABG) surgeries can be performed for mechanically opening or surgically bypassing blockages of the large epicardial blood vessels that surround the myocardium, neither angioplasty nor CABG are believed to be capable of also addressing blockages or limitations affecting the mid-sized to smaller blood vessels which are located deeper within the heart muscle. These deeper blood vessels, which form the underlying coronary “microcirculation,” are directly responsible for conveying oxygenated blood into close proximity with the adjacent heart tissue. In addition, microcirculatory impedance or resistance to flow at the downstream level is believed to contribute substantially to reducing overall blood flow through the myocardium – which may be a contributory cause of ischemia in patients with heart disease. In that regard, many patients continue to experience angina even after surgical and other interventions have been performed to mechanically open or bypass accessible portions of the large upstream blood vessels that initially conduct blood flow into the heart.

Cardium’s therapeutic approach to the treatment of heart disease has been the focus of the most widely-conducted clinical studies for Angiogenic Gene Therapy (AGENT 1 through AGENT 4), which to date have involved 663 patients and more than one hundred U.S., European and other medical centers. Results from meta-analyses of the AGENT 3 and AGENT 4 studies, as well as results from the AGENT 2 mechanism-of-action study (demonstrating positive enhancement of myocardial perfusion (blood flow to the heart muscle in patients with ischemia), as measured by single-photon emission computed tomography (SPECT) imaging), are expected to be discussed with the FDA in preparation for the planned initiation of a late-stage clinical study of Generx and to be reviewed at one or more upcoming scientific symposia.

About Cardium

Cardium Therapeutics, Inc., founded in 2003 and headquartered in San Diego, is a medical technology company primarily focused on the development, manufacture and sale of innovative therapeutic products for the interventional cardiology market. In October 2005, Cardium acquired a portfolio of cardiovascular growth factor therapeutics from the Schering AG Group, Germany, including the later-stage product candidate, Generx™, and completed a $30 million financing. Generx (alferminogene tadenovec) is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the heart of patients with angina pectoris.

As announced in March 2006, Cardium has also acquired InnerCool Therapies, Inc., a San Diego-based medical technology company in the emerging field of therapeutic hypothermia, which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurologic outcomes.

For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including its Celsius Control System™, which has now received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com. For more information about Cardium and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that intellectual property proceedings will be ruled in our favor, that any rulings in our favor will not be successfully appealed or remanded for further consideration, that any corresponding patent claims issued will be enforceable, that third parties will not apply or acquire competing claims that could potentially dominate one or more aspects of our product candidates or therapeutic approaches, that clinical trials and other efforts to accelerate the development of our Generx™ product candidate will be successful, that necessary regulatory approvals will be obtained, that our actual or proposed products and treatments will prove to be safe or effective, that third parties on whom we depend will perform as anticipated, that our products or product candidates will lead to value enhancing or partnering opportunities, or that we will succeed in enhancing long-term shareholder value. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of DNA-based cardiovascular therapeutics and therapeutic hypothermia devices, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2006 Cardium Therapeutics, Inc.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

InnerCool Therapies®, Innercool®, and Celsius Control System™ are trademarks of InnerCool Therapies, Inc.